STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of the 27th day of December, 2007, is entered by and among Highland Global Partners, Inc. (the “Purchaser”), SENK VI, LLC, an Illinois limited liability company (the “Seller”), each other seller listed on Exhibit A attached hereto (individually, a “Seller” and, collectively, the “Sellers”), and MAP VI Acquisition, Inc., a Delaware corporation (the “Issuer”).

WITNESSETH THAT:

WHEREAS, Seller owns a total of Two Million Five Hundred Thousand (2,500,000) shares of common stock of the Issuer, par value $0.0001 (the “Shares”); and

WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to the Purchaser the Shares on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants set forth below, the parties hereto agree as follows:

1. PURCHASE AND SALE OF SHARES

1.1 Purchase of Shares. On the date hereof and subject to the terms and conditions of this Agreement, the Seller shall issue, sell, assign, transfer, and deliver to the Purchaser and the Purchaser shall purchase, for the purchase price set forth in Section 1.3 hereof, the Shares at the closing provided for in Section 1.4 hereof (the “Closing”), free and clear of all liens, charges, or encumbrances of whatsoever nature.

1.2 Transfer of Title to the Shares. The sale, assignment, conveyance, transfer, and delivery by Seller of the Shares shall be made by delivering to the Purchaser duly endorsed stock certificate(s) representing Two Million Five Hundred Thousand (2,500,000) restricted shares of common stock of the Issuer (“Stock Certificate”), against payment of the Purchase Price, as defined herein.

1.3 Purchase Price. On the Closing Date (as defined below), the Purchaser shall pay to Sellers the aggregate purchase price of Thirty Thousand Dollars ($30,000) in cash (the “Purchase Price”) for the Shares. On or before the Closing Date the Issuer shall pay and discharge all outstanding liabilities, including the SENK Loan, as described in Section 3.1(j). The Purchase Price shall be paid in immediately available funds by wire transfer to the bank account of SENK VI, LLC, duly authorized representative for receipt of the Purchase Price on behalf of the Sellers, each of whom is entitled to pro rata in proportion to the number of shares owned by each of the Sellers, as set forth on Schedule A., at the following bank:

Bank:	Bank Financial
1368 Shermer Road
Northbrook, IL 60062
Phone number: 847-279-9271

Account Name:	SENK VI, LLC
Account Number:	7130005131
Routing Number:	271972899

$14,263 of the Purchase Price shall be deemed a capital contribution to retire the SENK Loan and $15,737 of the Purchase Price shall be deemed payment for the Shares. It is the parties intent that the Issuer shall, on the Closing Date (as defined below), have no liabilities and no assets. Any cash remaining in the Issuer shall thereafter become the property of the Purchaser.

1.4 Closing.  The Closing of the transactions provided for in this Agreement shall take place on or before December 27, 2007 (the “Closing Date”) at the offices of Purchaser’s Counsel, Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32 Floor, New York, New York 10006, or by the exchange of documents and instruments by mail, courier, telecopy and wire transfer to the extent mutually acceptable to the parties hereto.

2. RELATED TRANSACTIONS

2.1 Finders. The Purchaser and Sellers represents to each other that there are no finders with respect to the transaction contemplated herein.

3. REPRESENTATIONS AND WARRANTIES BY THE SELLER, PURCHASER AND ISSUER

3.1 The Seller hereby represents and warrants to the Purchaser as follows:

(a) The Issuer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, and is qualified in no other state.

(b) This Agreement and any other agreement executed by Seller in connection herewith have been duly executed and delivered by it and constitute the valid, binding and enforceable obligation of Seller, subject to the applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and rights of stockholders.

(c) The authorized capital stock of the Issuer consists of Eighty Five Million (85,000,000) shares of capital stock, divided into two classes: (i) Seventy Five Million (75,000,000) designated as common stock, par value $0.0001 (the “Common Stock”), of which Two Million Five Hundred Thousand (2,500,000) shares of Common Stock are validly issued and outstanding, fully paid and non-assessable; and (ii) Ten Million (10,000,000) shares designated as preferred stock at $0.0001 par value (the “Preferred Stock”), of which none are issued and outstanding. The Shares have been validly issued, are fully paid and non-assessable, and are owned beneficially and of record by Seller free and clear of all liens, pledges, encumbrances, security agreements, equities, options, claims, charges and restrictions of any nature whatsoever, except any restrictions under applicable federal and state securities laws, and Seller has not previously entered into any agreement or commitment for the sale of all or part of the Shares or otherwise conveyed or encumbered Seller’s interest (voting or otherwise) with respect to the Shares. The Seller has the unqualified right to sell, assign, and deliver the Shares, and, upon consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good and valid title to the Shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(d) Seller is not a party to or bound by any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement will be a default or an event of acceleration, or grounds for termination, or whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

(e) Seller has full power and authority to sell and transfer the Shares to Purchaser without obtaining the waiver, consent, order or approval of (i) any state or federal governmental authority or (ii) any third party or other person including, but not limited to, other stockholders of the Issuer.

(f) The Issuer has the corporate power, authority and capacity to carry on its business as presently conducted, except where the failure to do so would not result in a material adverse effect upon the Issuer.

(g) The Seller has heretofore delivered to the Purchaser true and complete copies of the Issuer’s Certificate of Incorporation, as amended and By-laws, each as currently in effect.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or By-laws of the Issuer, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Issuer or the Seller is a party to or by which the Issuer or the Seller is bound.

(i) The Certificates representing the Shares delivered pursuant to this Agreement are subject to certain trading restrictions imposed by the Securities Act of 1933, as amended (“Securities Act”) and applicable state securities or “blue sky” laws.

(j) The Issuer has no outstanding liabilities or obligations to any party except as reflected on the Issuer’s Form 10-QSB for the quarter ended September 30, 2007, which liabilities include one or more loan(s) to SENK VI, LLC in the aggregate amount of $14,263 (the “SENK Loan”), other than charges since such date occurred in the ordinary course of business, all of which will be discharged prior to or at the Closing so that, at the Closing, the Issuer will have no direct, contingent or other obligations of any kind or any commitment or contractual obligations of any kind and description. The Purchase Price shall be used to discharge the SENK Loan.

3.2 The Issuer hereby represents and warrants to the Purchaser as follows:

(a) The Issuer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Issuer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the Issuer. The Issuer is not in violation of any of the provisions of its certificate of incorporation or by-laws. No consent, approval or agreement of any individual or entity is required to be obtained by the Issuer in connection with the execution and performance by the Issuer of this Agreement or the execution and performance by the Issuer of any agreements, instruments or other obligations entered into in connection with this Agreement. The Issuer has no subsidiary, and it does not have any equity investment or other interest, direct or indirect, in, or any outstanding loans, advances or guarantees to or on behalf of, any domestic or foreign individual or entity as of the Closing Date.

(b)  To the best of Issuer’s knowledge, the authorized capital stock of the Issuer consists of 85,000,000 shares of common stock, 2,500,000 of which are validly issued and outstanding, fully paid and non-assessable as set forth in the Issuer’s 10-QSB for the quarter ended September 30, 2007.

(c)  Other than this Agreement, the Issuer is not a party to any agreement or understanding pursuant to which any securities of any class of capital stock are to be issued or created or transferred. The Issuer has not acquired any shares of Common Stock, and has no formal or informal agreements or understandings pursuant to which it can or will acquire any shares of Issuer Common Stock. The Issuer nor any officer, director or 5% stockholder of the Issuer has any agreements, plans, understandings or proposals, whether formal or informal or whether oral or in writing, pursuant to which it granted or may have issued or granted any individual or entity any convertible security or any interest in the Issuer or the Issuer’s earnings or profits, however defined. As used in this Agreement, the term “Convertible Securities” shall mean any options, rights, warrants, convertible debt, equity securities or other instrument or agreement upon the exercise or conversion of which or upon the exchange of which or pursuant to the terms of which additional shares of any class of capital stock of the Issuer may be issued.

(d)  There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the Issuer’s best knowledge, threatened against the Issuer or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order against the Issuer that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. The term “Best Knowledge” of the Issuer shall mean and include (i) actual knowledge and (ii) that knowledge which a prudent businessperson would reasonably have obtained in the management of such Person’s business affairs after making due inquiry and exercising the due diligence which a prudent businessperson should have made or exercised, as applicable, with respect thereto. Actual or imputed knowledge of any director or officer or Seller shall be deemed to be knowledge of the Issuer.

(e)  There are no material claims, actions, suits, proceedings, inquiries, labor disputes or investigations (whether or not purportedly on behalf of the Issuer) pending or, to the Issuer’s Best Knowledge, threatened against the Issuer or any of its assets, at law or in equity or by or before any governmental entity or in arbitration or mediation. No bankruptcy, receivership or debt or relief proceedings are pending or, to the best of the Issuer’s knowledge, threatened against the Issuer.

(f)  The Issuer has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign laws, judgment, decree, injunction or order, applicable to it, the conduct of its business, or the ownership or operation of its business. References in this Agreement to “Laws” shall refer to any laws, rules or regulations of any federal, state or local government or any governmental or quasi-governmental agency, bureau, commission, instrumentality or judicial body (including, without limitation, any federal or state securities law, regulation, rule or administrative order).

(g) The Issuer has properly filed all tax returns (if any) required to be filed and has paid all taxes shown thereon to be due. To the Best Knowledge of the Issuer, all tax returns previously filed, if at all, are true and correct in all material respects.

(h) The Issuer has no outstanding liabilities or obligations to any party except as reflected on the Issuer’s Form 10-QSB for the quarter ended September 30, 2007, other than charges since such date occurred in the ordinary course of business, all of which will be discharged prior to or at the Closing so that, at the Closing, the Issuer will have no direct, contingent or other obligations of any kind or any commitment or contractual obligations of any kind and description.

(i) All of the business and financial transactions of the Issuer have been fully and properly reflected in the books and records of the Issuer in all material respects and in accordance with generally accepted accounting principles consistently applied.

(j) The Issuer is current with its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). None of the Issuer’s filings made pursuant to the Exchange Act (collectively, the “Issuer SEC Documents”) contain any misstatements of material fact or omit to state a material fact necessary to make the statements made therein not misleading. The Issuer SEC Documents, as of their respective dates, complied in all material respects with the requirements of the Exchange Act, and the rules and regulations of the Commission thereunder, and are available on the Commission’s EDGAR system. The financial statements included in the Issuer SEC Documents fairly present and reflect in all material respects, in accordance with generally accepted accounting principles, consistently applied, the financial condition of the Issuer on the balance sheet dates and the results of its operations, cash flows and changes in stockholders’ equity for the periods then ended in accordance with generally accepted accounting principles, consistently applied, except as may be otherwise specified in such financial statements or the notes thereto. The accountants who audited the Issuer’s financial statements are independent, within the meaning of the Securities Act and are a member of the PCAOB. There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Issuer, from that set forth in the Issuer’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007.

(k) The execution and delivery of this Agreement by the Issuer and the consummation of the transactions contemplated by this Agreement will not result in any material violation of the Issuer’s certificate of incorporation or by-laws.

(l) All representations, covenants and warranties of the Issuer and Sellers contained in this Agreement shall be true and correct on and as of the Closing date with the same effect as though the same had been made on and as of such date.

(m) The Issuer has the corporate power, authority and capacity to carry on its business as presently conducted.

3.3 Each Purchaser, individually and jointly, represents and warrants to Sellers and Issuer as follows:

(a) Purchaser acknowledges that the Shares have not been registered with the United States Securities and Exchange Commission or any state or foreign securities agencies.

(b) Purchaser has the requisite competence and authority to execute and deliver this Agreement and any other agreements and undertakings referenced herein, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and any other agreements executed by Purchaser in connection herewith have been duly executed and delivered by it and constitute the valid, binding and enforceable obligation of Purchaser, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the rights of stockholders.

(c) Purchaser is not an underwriter and is acquiring the Seller’s Shares for Purchaser’s own account for investment only and not with a view towards any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of, or sell otherwise dispose of, the Shares so acquired by it in violation of the Act, the state securities laws and any other applicable laws.

(d) To the extent that any federal, and/or state securities laws shall require, the Purchaser hereby agrees that any Shares acquired pursuant to this Agreement shall be without preference as to assets.

(e) Each of the Purchaser hereby represents that it is purchasing the Shares for its own account, with the intention of holding the Shares, with no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of the Shares, and shall not make any sale, transfer, or pledge thereof without registration under the Securities Act and any applicable securities laws of any state unless an exemption from registration is available under those laws. The Shares delivered to the Purchaser shall bear a restrictive legend indicating that they have not been registered under the Securities Act of 1933 and are “restricted securities” as that term is defined in Rule 144 under the Act.

(f) The Purchaser represents that it has adequate means of providing for its current needs and has no need for liquidity in this investment in the Shares. The Purchaser represents that it is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Purchaser has no reason to anticipate any material change in its financial condition for the foreseeable future. The Purchaser is financially able to bear the economic risk of this investment, including the ability to hold the Shares indefinitely or to afford a complete loss of its investment in the Shares.

(g) Neither the Issuer nor the Seller is under an obligation to register or seek an exemption under any federal, state or foreign securities acts for any stock of the Issuer or to cause or permit such stock to be transferred in the absence of any registration or exemption and that the Purchaser herein must hold such stock indefinitely unless such stock is subsequently registered under any federal and/or state securities acts or an exemption from registration is available.

(h) The Purchaser has had a full and fair opportunity to make inquiries ask questions of the Issuer and the Seller and receive additional information from the Issuer and the Seller to the extent that the Issuer and the Seller possessed such information or could acquire it without unreasonable effort or expense and the Purchaser conduct its own independent due diligence. Further, the Purchaser has been given or has had access to: (1) all material books and records of the Issuer; (2) all material contracts and documents relating to the Issuer and this proposed transaction; and (3) an opportunity to question the Seller and the appropriate executive officers of the Issuer.

4. INDEMNIFICATION

4.1 Indemnification.

(a) The Seller agrees to indemnify the Purchaser, and hold it harmless from and in respect of any (i) assessment, loss, damage, liability, cost and expense (including, without limitation, interest, penalties, and reasonable attorneys’ fees) in excess of $1,000.00 in the aggregate, imposed upon or incurred by the Purchaser resulting from a breach of this Agreement or the covenants or conditions made by Issuer and or the Seller; (ii) inaccuracy in any of the representations and warranties made by Issuer and/or the Seller herein in this Agreement; or (iii) any and all liabilities arising out of or in connection with: (A) any of the assets of Issuer or any Subsidiary prior to the Closing; or (B) the operations of Issuer prior to the Closing.  Assertion by the Purchaser to its right to indemnification under this Section 4.1(a) shall not preclude assertion by the Purchaser of any other rights or the seeking of any other remedies against the Seller.

(b) The Purchaser agrees to indemnify the Sellers, and hold it harmless from and in respect of any assessment, loss, damage, liability, cost and expense (including, without limitation, interest, penalties, and reasonable attorneys’ fees) in excess of $1,000.00 in the aggregate, imposed upon or incurred by the Purchaser resulting from a breach of this Agreement. Assertion by the Sellers to their right to indemnification under this Section 4.1(b) shall not preclude assertion by the Sellers of any other rights or the seeking of any other remedies against the Purchaser.

5. MISCELLANEOUS

5.1  Expenses. All fees and expenses incurred by the Purchaser and Sellers in connection with the transactions contemplated by this Agreement shall be borne by the respective parties hereto.

5.2 Debt. Any debt or loans due to any third parties shall be paid out prior to or at the Closing so that, at the Closing, the Issuer will have no direct, contingent or other obligations of any kind or any commitment or contractual obligations of any kind and description.

5.3 Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the prospective heirs, beneficiaries, representatives, successors and assigns of the parties hereto.
5.4 Resignation as Officer/Director.

On the Closing Date:
(a)  Effective as of the Closing Date, or such later date as agreed to between the Issuer and its current officers, (i) the Issuer’s officers and directors shall resign and be duly replaced by the Purchaser’s designees; and (ii) the Issuer will cause the Purchaser’s director designee to be duly appointed.

(b)  The Seller will use its reasonable best efforts to ensure that two of the Issuer’s current directors will remain a director of the Issuer until the expiration of the 10-day period beginning on the date of the filing of the Information Statement relating to a change in majority of directors of the Issuer with the Commission pursuant to Rule 14f-1 promulgated under the Exchange Act (“Information Statement”).

5.5 Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement shall not be amended except by a writing signed by both parties or their respective successors or assigns.

5.6 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

5.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

5.8 Notices. All notices, requests, demands, and other communication hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

If to the Seller:

SENK VI LLC
3201 Old Glenview Road, Suite 235
Wilmette, IL 60091

with a copy to:
Mintz Levin Cohn Ferris Glovsky & Popeo, LLC
666 Third Avenue
New York, NY 10017
Attn.: Merav Gershtenman, Esq.
Fax:     (212) 983-3115

If to the Purchaser:

Highland Global Partners, Inc.
25 Highland Boulevard
Dix Hills, New York 11746

with a copy to:
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 Floor
New York, NY 10006
Attn.: Richard Friedman, Esq.
Fax:    (212) 930-9725

If to the Issuer:

MAP VI Acquisition, Inc.
3201 Old Glenview Road, Suite 235
Wilmette, IL 60091
Attn: Lawrence E. Koehler

5.9 Effect. In the event any portion of this Agreement is deemed to be null and void under any state, provincial, or federal law, all other portions and provisions not deemed void or voidable shall be given full force and effect.

5.10 Counterparts. This Agreement may be executed in one or more counterparts and by transmission of a facsimile or digital image containing the signature of an authorized person, each of which shall be deemed and accepted as an original, and all of which together shall constitute a single instrument. Each party represents and warrants that the person executing on behalf of such party has been duly authorized to execute this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Sellers, the Issuer and the Purchaser on the date first written above.

* * * * * * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

SELLERS:

SENK VI LLC

By: /s/ Ronald M. Lambert

Lawrence E. Koehler

By: /s/ Lawrence E. Koehler

C.A. Nathaniel Kramer

By: /s/ C.A. Nathaniel Kramer

Michael A. Reinsdorf

By: /s/ Michael A. Reinsdorf

Ronald M. Lambert

By:/s/ Ronald M. Lambert

I. Steven Edelson

By: /s/ I. Steven Edelson

THE ISSUER:

MAP VI Acquisition, Inc.

By: /s/ I. Steven Edelson
Name:  I. Steven Edelson
Title:  Chairman

PURCHASER:

Highland Global Partners, Inc.

By: /s/ Steven Moskowitz
Name: Steven Moskowitz
Title: CEO/Director